Exhibit 99.1

Corporate Communications 817-967-1577 mediarelations@aa.com

FOR RELEASE: Tuesday, January 27, 2015

AMERICAN AIRLINES GROUP REPORTS

RECORD FOURTH QUARTER AND FULL YEAR 2014 PROFIT

FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its fourth quarter and full year 2014 results.

•	Reported record fourth quarter 2014 net profit excluding net special charges of $1.1 billion, up 153 percent versus the fourth quarter 2013. For the year, the Company’s 2014 net profit excluding net special charges was a record $4.2 billion, up 115 percent versus 2013

•	Completed the Company’s previously announced $1 billion share repurchase program more than one year before its expiration. Announced authorization of an additional $2 billion share repurchase program to be completed by the end of 2016

•	Declared a dividend of $0.10 per share to be paid on February 23, 2015, to shareholders of record as of February 9, 2015

For the fourth quarter 2014, American Airlines Group reported a record GAAP net profit of $597 million. This compares to a GAAP net loss of $2.0 billion in the fourth quarter 2013, which includes the results for US Airways only for the period from the completion of the merger on December 9, 2013, through December 31, 2013.

For full year 2014, GAAP net profit was $2.9 billion, compared to a full year 2013 GAAP net loss of $1.8 billion for AMR Corporation, which includes the results for US Airways only for the period from the completion of the merger on December 9, 2013, through December 31, of 2013.

The Company believes it is more meaningful to compare year-over-year results for American Airlines and US Airways excluding special charges and on a combined basis, which is a non-GAAP formulation that combines the results for AMR Corporation and US Airways Group. On this basis, the Company’s fourth quarter 2014 net profit excluding net special charges was a record $1.1 billion, or $1.52 per diluted share. This represents a 153 percent improvement over the combined non-GAAP net profit of $436 million excluding net special charges for the same period in 2013. The Company’s fourth quarter 2014 pretax margin excluding net special charges was a record 10.6 percent.

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

Excluding net special charges, the Company’s 2014 net profit was a record $4.2 billion, or $5.70 per diluted share. This represents a 115 percent improvement over the Company’s combined 2013 non-GAAP net profit excluding net special charges of $1.9 billion.

See the accompanying notes in the Financial Tables section of this press release for further explanation of this presentation, including a reconciliation of GAAP to non-GAAP financial information.

“Our record 2014 results close out a fantastic first year for our merger. These results would not have been possible without the efforts of our more than 100,000 team members,” said Doug Parker, American Airlines Group Chairman and CEO. “They have done a great job of working together to take care of our customers and restore American as the greatest airline in the world.

“We have much to do in the year ahead as we continue to integrate two large carriers. The results we have achieved thus far, combined with our economic outlook, give us confidence that 2015 will be another outstanding year for American Airlines.”

Revenue and Cost Comparisons

Total revenue in the fourth quarter was a record $10.2 billion, an increase of 2.1 percent versus the fourth quarter 2013 on a combined basis and excluding special items, on a 1.7 percent increase in total available seat miles (ASMs). Consolidated passenger revenue per ASM (PRASM) was 13.50 cents, down 1.0 percent versus the fourth quarter 2013 on a combined basis. Consolidated passenger yield was a record 16.84 cents, up 0.9 percent year-over-year.

Strong demand throughout the year led to 2014 total revenue of $42.7 billion, up 5.6 percent versus 2013 on a combined basis and excluding special items. Full year consolidated PRASM was 13.97 cents, up 2.2 percent versus 2013 on a combined basis.

Total operating expenses in the fourth quarter were $9.3 billion, a decrease of 4.1 percent compared to combined fourth quarter 2013 due primarily to a 17.3 percent decrease in consolidated fuel expense. Fourth quarter mainline cost per available seat mile (CASM) was 13.32 cents, down 6.1 percent on a 1.5 percent increase in mainline ASMs versus combined fourth quarter 2013. Excluding special charges and fuel, mainline CASM was 8.67 cents, up 1.1 percent compared to the combined fourth quarter 2013. Regional CASM excluding special charges and fuel was 15.87 cents, up 0.9 percent on a 3.8 percent increase in regional ASMs versus combined fourth quarter 2013.

For the full year 2014, total operating expenses were $38.4 billion, up 1.5 percent versus combined 2013. Excluding special charges and fuel, mainline CASM increased 2.0 percent to 8.63 cents versus combined 2013. Regional CASM excluding special items and fuel increased 3.6 percent to 15.94 cents versus combined 2013.

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

Liquidity

At December 31, 2014, American had approximately $8.1 billion in total cash and short-term investments, of which $774 million was restricted. The Company also had an undrawn revolving credit facility of $1.8 billion.

Also in the fourth quarter, the Company returned $959 million to its shareholders through the payment of $72 million in quarterly dividends and the repurchase of $887 million of common stock, or 20.5 million shares. When combined with the $113 million of shares repurchased in the third quarter 2014, the Company repurchased a total of 23.4 million shares at an average price of $42.72 per share in 2014. The Company’s $1 billion share repurchase program announced in July 2014 is now complete – more than one year ahead of its scheduled expiration. The Company also purchased approximately 52,000 shares from its Disputed Claims Reserve at the prevailing market price to satisfy certain tax obligations resulting from the November 4, 2014, distribution.

As of December 31, 2014, approximately $656 million of the Company’s unrestricted cash and short-term investment balance was held in Venezuelan bolivars. This balance includes approximately $621 million valued at 6.3 bolivars and approximately $35 million valued at 12.0 bolivars, with the rate depending on the date the Company submitted its repatriation request to the Venezuelan government. These rates are materially more favorable than the exchange rates currently prevailing for other transactions conducted outside of the Venezuelan government’s currency exchange system. The Company’s cash balance held in Venezuelan bolivars decreased $65 million from the September 30, 2014 balance of $721 million. In the fourth quarter of 2014, the Company incurred an $11 million foreign currency loss related to the receipt of $23 million at a rate of 6.3 bolivars to the dollar for one of its 2012 repatriation requests originally valued at a rate of 4.3 bolivars to the dollar. Accordingly, the Company revalued its remaining pending 2012 repatriation requests from 4.3 to 6.3 bolivars to the dollar resulting in additional foreign currency losses of $19 million. In total, the Company recognized a $30 million special charge for these foreign currency losses in the fourth quarter of 2014.

The Company has significantly reduced capacity in this market. The Company is continuing to work with Venezuelan authorities regarding the timing and exchange rate applicable to the repatriation of funds held in local currency. The Company is monitoring this situation closely and continues to evaluate its holdings of Venezuelan bolivars for additional foreign currency losses, which could be material.

The Company also announced that its Board of Directors declared a dividend of $0.10 per share for shareholders of record as of February 9, 2015. The dividend will be paid on February 23, 2015. In addition, the Company announced that its Board also authorized an additional $2 billion share repurchase program to be completed by the end of 2016.

Shares repurchased under the program announced above may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. The program does not obligate the Company to repurchase any specific number of shares or continue a dividend for any fixed period, and may be suspended at any time at management’s discretion.

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

Notable Accomplishments

Merger Related Accomplishments

•	Combined operations at 23 airports during the quarter, bringing the total to 106

•	Announced details of a combined frequent flyer program for American Airlines AAdvantage® and US Airways Dividend Miles® members that will combine mileage balances and align elite levels and qualification criteria

•	Integrated the Company’s cargo division under a single cargo air waybill, giving customers worldwide access to seamless cargo shipping across the merged airline

•	Reached a new five-year joint collective bargaining agreement (JCBA) with the Association of Professional Flight Attendants for the airline’s combined 24,000 flight attendants

•	Reached a tentative five-year JCBA with the Allied Pilots Association representing the carrier’s 14,000 pilots; ratification results will be known later this month

•	Reached a new 10-year agreement with the Air Line Pilots Association representing pilots at the Company’s wholly owned subsidiary Envoy Air that provides significant flow-through opportunities from the regional unit to the mainline carrier

Marketing, Network and Fleet Accomplishments

•	Announced $2 billion in planned customer improvements, including new seats from nose to tail on several aircraft types and fully lie-flat seats on the Company’s long-haul international fleet; satellite-based Internet access, providing connectivity for international flights; a refreshed and modern design for Admirals Club lounges worldwide; onboard power on new aircraft; and improved and updated kiosks to expedite airport check-in

•	As part of the Company’s fleet renewal program, took delivery of 20 new mainline aircraft in the fourth quarter, including 11 Airbus A320 family aircraft, seven Boeing 737-800 aircraft and two Boeing 777-300ER aircraft. On January 23, the Company received its first Boeing 787-8 Dreamliner, the first of 12 that it expects to receive in 2015

•	Celebrated the 25th anniversary of our Miami Hub, the premier gateway in the United States for Latin America and the Caribbean

•	Began service to Cap Haitien, the Company’s second destination in Haiti and 32nd destination in the Caribbean, as well as Campinas (Viracopos), Brazil, the Company’s 10th destination in Brazil

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

•	Announced new service from Birmingham, England to New York John F. Kennedy International Airport, as well as second daily services to both Los Angeles International and Philadelphia from London Heathrow Airport

•	Formed a partnership with Cadillac to offer ramp transfers at Los Angeles International Airport, Dallas/Fort Worth International Airport, New York’s LaGuardia Airport and John F. Kennedy International Airport for the Company’s premium customers

•	Announced a codeshare relationship with Jetstar that will add the American Airlines code to several destinations in Japan. Also announced a codeshare agreement with Mexico City-based airline Interjet, adding new service to key destinations in Mexico for American’s customers

Community Relations Accomplishments

•	Recognized as one of the “2014 Best Companies for Diversity” by Hispanic Business Inc. and honored as the only airline to earn a perfect score in the Human Rights Campaign’s Corporate Equality Index

•	Held the Company’s first combined Be Pink month, raising more than $750,000 from employees, vendors and customers for Susan G. Komen®. In addition, nearly 500 employees participated in Making Strides Against Breast Cancer walks and the Susan G. Komen Race for the Cure Series

•	Hosted Sky Ball, an annual gala event at one of the Company’s hangars at Dallas/Fort Worth International Airport honoring U.S. military members, veterans, and their families. This event raised more than $1.9 million for the Airpower Foundation, and more than 1,000 American Airlines employees volunteered their time

•	Held the Company’s annual Snowball Express, with ten American Airlines charter flights bringing nearly 1,800 children and spouses of fallen military men and women to the Dallas-Fort Worth area for four days of activities such as sporting events, dances, and visits to amusement parks

Special Items

In the fourth quarter, the Company recognized $507 million in net special charges, including:

•	$280 million in merger integration related expenses

•	$116 million in net charges for bankruptcy related items, principally consisting of fair value adjustments for bankruptcy settlement obligations

•	$70 million in charges related primarily to certain asset impairments

•	$31 million in non-operating special items primarily relating to a $30 million special charge for foreign currency losses relating to the Company’s cash balance held in Venezuelan bolivars

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

•	$16 million in net regional operating special items including a $24 million charge relating to a new pilot contract, partially offset by an $8 million gain on the sale of certain spare parts

•	$6 million in non-cash deferred income tax benefits relating to certain indefinite lived intangible assets

Conference Call / Webcast Details

The Company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through February 27.

Investor Guidance

For financial forecasting detail, please refer to the Company’s investor relations update also filed this morning with the Securities Exchange Commission on Form 8-K. This filing is available aa.com/investorrelations.

About American Airlines Group

American Airlines Group (NASDAQ: AAL) is the holding company for American Airlines and US Airways. Together with wholly owned and third-party regional carriers operating as American Eagle and US Airways Express, the airlines operate an average of nearly 6,700 flights per day to 339 destinations in 54 countries from its hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. The American Airlines AAdvantage and US Airways Dividend Miles programs allow members to earn miles for travel, vacation packages, car rentals, hotel stays and everyday purchases. Members of both programs can redeem miles for tickets as well as upgrades to First Class and Business Class. In addition, AAdvantage members can redeem miles for vacation packages, car rentals, hotel stays and retail products. American is a founding member of the oneworld alliance, whose members and members-elect serve nearly 1,000 destinations with 14,250 daily flights to 150 countries. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines and follow US Airways on Twitter @USAirways.

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

Cautionary Statement Regarding Forward-Looking Statements and Information

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the current objectives, beliefs and expectations of the Company, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other post-employment benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the limitations of the Company’s historical consolidated financial information, which is not directly comparable to its financial information for prior or future periods; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation to which the airline industry is subject; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; costs of ongoing data security compliance requirements and the impact of any significant data security breach; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect of several lawsuits that were filed in connection with the merger transaction with US Airways Group, Inc. and remain pending; an inability to use NOL carryforwards; any impairment in the amount of goodwill the Company recorded as a result of the application of the acquisition method of accounting and an inability to realize the full value of the Company’s and American Airlines’ respective intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of the Company’s common stock; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Certificate of Incorporation and Bylaws that limit ownership and voting of its equity interests, including its common stock; the effect of limitations in the Company’s Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s quarterly report on Form 10-Q for the period ending September 30, 2014 (especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections) and other risks and uncertainties listed from time to time in our filings with the SEC. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

American Airlines Group Inc. (Formerly AMR Corporation)

GAAP Results - Consolidated Statements of Operations

Reflects AAG Standalone Results for Period Prior to Merger Close

(In millions, except share and per share amounts)

(Unaudited)

	3 Months Ended December 31,		Percent	12 Months Ended December 31,		Percent
	2014	2013	Change	2014	2013	Change
		(A)			(A)
Operating revenues:
Mainline passenger	$7,238	$5,463	32.5	$30,802	$20,218	52.3
Regional passenger	1,544	933	65.4	6,322	3,131	nm
Cargo	232	196	18.6	875	685	27.7
Other	1,146	775	47.7	4,651	2,709	71.7

Total operating revenues	10,160	7,367	37.9	42,650	26,743	59.5

Operating expenses:
Aircraft fuel and related taxes	2,222	2,075	7.1	10,592	7,839	35.1
Salaries, wages and benefits	2,089	1,530	36.5	8,508	5,460	55.8
Regional expenses:
Fuel	437	326	34.1	2,009	1,120	79.4
Other	1,161	667	74.1	4,507	2,206	nm
Maintenance, materials and repairs	523	328	59.4	2,051	1,260	62.8
Other rent and landing fees	430	301	42.8	1,727	1,152	49.9
Aircraft rent	312	230	36.0	1,250	768	62.8
Selling expenses	348	301	15.6	1,544	1,158	33.4
Depreciation and amortization	334	237	40.9	1,295	853	51.8
Special items, net	466	461	1.0	800	559	43.2
Other	978	796	22.7	4,118	2,969	38.7

Total operating expenses	9,300	7,252	28.2	38,401	25,344	51.5

Operating income	860	115	nm	4,249	1,399	nm

Nonoperating income (expense):
Interest income	9	6	49.1	31	20	54.5
Interest expense, net	(220)	(214)	3.2	(887)	(856)	3.7
Other, net	(82)	(11)	nm	(181)	(88)	nm

Total nonoperating expense, net	(293)	(219)	34.0	(1,037)	(924)	12.4

Income (loss) before reorganization items, net	567	(104)	nm	3,212	475	nm
Reorganization items, net	—	(2,220)	(100.0)	—	(2,655)	(100.0)

Income (loss) before income taxes	567	(2,324)	nm	3,212	(2,180)	nm

Income tax provision (benefit)	(30)	(324)	(90.7)	330	(346)	nm

Net income (loss)	$597	$(2,000)	nm	$2,882	$(1,834)	nm

Earnings (loss) per common share (B):
Basic	$0.84	$(5.38)		$4.02	$(6.54)

Diluted	$0.82	$(5.38)		$3.93	$(6.54)

Weighted average shares outstanding (in thousands) (B):
Basic	706,185	372,055		717,456	280,213

Diluted	724,767	372,055		734,016	280,213

Note: Percent change may not recalculate due to rounding.

(A) American Airlines Group Inc. (formerly AMR Corporation) is a holding company and its principal, wholly owned subsidiaries are American Airlines, Inc. (“American”) and, effective December 9, 2013 (the “effective date”), US Airways Group, Inc. (“US Airways Group”). US Airways Group became a subsidiary of AMR Corporation (“AMR”) as a result of a merger transaction. Also in connection with the merger, AMR changed its name to American Airlines Group Inc. (“AAG” or the “Company”). Therefore, the results for the three and twelve months ended December 31, 2013 include the results for US Airways Group only for the period from December 9, 2013 to December 31, 2013. This impacts the comparability of AAG’s financial statements under GAAP to the 2014 period. Refer to the AAG combined financial statements for an alternative, non-GAAP presentation.

(B) Pursuant to the Company’s Fourth Amended Joint Chapter 11 Plan of Reorganization (the “Plan”), holders of AMR common stock formerly traded under the symbol “AAMRQ” received shares of AAG common stock principally over a 120-day distribution period following the effective date. The Company’s weighted average diluted shares outstanding for the three and twelve months ended December 31, 2013 includes the weighted effect of shares outstanding for both the pre and post-merger periods. The shares outstanding for the pre-merger period consist only of the AAMRQ shares. In accordance with GAAP, the 2013 three and twelve month periods weighted average shares and earnings per share calculation have been adjusted to retrospectively reflect these distributions, which were made at the rate of approximately 0.7441 shares of AAG common stock per share of AAMRQ. The shares outstanding for the 23 day post-merger period (December 9, 2013 through December 31, 2013) include the full amount of shares issued pursuant to the Plan adjusted for approximately 13 million shares withheld by the Company in satisfaction of employee tax obligations. Former holders of AAMRQ shares as of the effective date may in the future receive additional distributions of AAG common stock dependent upon the ultimate distribution of shares of AAG common stock to holders of disputed claims. Thus, the shares and related earnings per share calculation prior to the effective date may change in the future to reflect additional retrospective adjustments for future AAG common stock distributions to former holders of AAMRQ shares.

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

American Airlines Group Inc. (Formerly AMR Corporation)

Non-GAAP Combined Consolidated Statements of Operations

Reflects Combined Consolidated Results for AAG and US Airways Group, Inc.

(In millions, except share and per share amounts)

(Unaudited)

		3 Months Ended December 31, 2013
	3 Months Ended December 31, 2014	American Airlines Group	US Airways Group	Combined		Percent Change
	(A)		(B)	(C)		(D)
Operating revenues:
Mainline passenger	$7,238	$4,838	$2,322	$7,160		1.1
Regional passenger	1,544	730	832	1,562		(1.2)
Cargo	232	186	41	227		2.0
Other	1,146	682	352	1,034	(E)	10.9

Total operating revenues	10,160	6,436	3,547	9,983		1.8

Operating expenses:
Aircraft fuel and related taxes	2,222	1,864	833	2,697		(17.6)
Salaries, wages and benefits	2,089	1,345	659	2,004		4.2
Regional expenses:
Fuel	437	261	256	517		(15.5)
Other	1,161	516	582	1,098		5.7
Maintenance, materials and repairs	523	290	161	451		15.8
Other rent and landing fees	430	266	143	409		4.9
Aircraft rent	312	205	136	341		(8.2)
Selling expenses	348	271	116	387		(10.0)
Depreciation and amortization	334	215	81	296		12.8
Special items, net	466	184	313	497		(6.2)
Other	978	727	271	998		(2.0)

Total operating expenses	9,300	6,144	3,551	9,695		(4.1)

Operating income (loss)	860	292	(4)	288		nm

Nonoperating income (expense):
Interest income	9	6	—	6		42.4
Interest expense, net	(220)	(194)	(85)	(279)		(21.2)
Other, net	(82)	(13)	(14)	(14	)(F)	nm

Total nonoperating expense, net	(293)	(201)	(99)	(287)		2.2

Income (loss) before reorganization items, net	567	91	(103)	1		nm
Reorganization items, net	—	(2,220)	—	(2,220)		(100.0)

Income (loss) before income taxes	567	(2,129)	(103)	(2,219)		nm

Income tax provision (benefit)	(30)	(324)	52	(272)		(89.0)

Net income (loss)	$597	$(1,805)	$(155)	$(1,947)		nm

Note: Percent change may not recalculate due to rounding.

(A) Reflects GAAP financial results for American Airlines Group Inc. (“AAG” or the “Company”). AAG (formerly AMR Corporation) is a holding company and its principal, wholly owned subsidiaries are American Airlines, Inc. (“American”) and, effective December 9, 2013 (the “effective date”), US Airways Group, Inc. (“US Airways Group”). US Airways Group became a subsidiary of AMR Corporation (“AMR”) as a result of a merger transaction. Also in connection with the merger, AMR changed its name to American Airlines Group Inc. Therefore, the results for the entire 2014 period include the results for US Airways Group.

(B) US Airways Group applied acquisition accounting as of December 9, 2013 and its statements of operations for the period from December 9 through December 31, 2013 reflected the related adjustments. As a result, in accordance with GAAP, US Airways Group’s consolidated financial statements after December 9, 2013 are deemed not comparable to its financial statements for any period prior to the merger. However, to provide a basis for comparison to current year results, US Airways Group has combined the results for the predecessor and successor 2013 periods. Management believes this presentation provides a more meaningful quarter over quarter comparison.

(C) Under GAAP, AAG does not include in its financial results the results of US Airways Group prior to closing of the merger. This impacts the comparability of AAG’s financial statements under GAAP to the 2014 period. This table presents the fourth quarter results for 2013 on a “combined basis.” Combined basis means the Company combines the financial results of AAG on a stand alone basis with the results of US Airways Group. Management believes this presentation provides a more meaningful quarter over quarter comparison. Please see GAAP to non-GAAP reconciliations.

(D) Percent change is a comparison of the combined results.

(E) Other revenues in the 2013 three month period includes a $31 million special credit related to a change in accounting method resulting from the modification of the Company’s AAdvantage miles agreement with Citibank. Excluding this special credit, the quarter over quarter increase in other revenues and total operating revenues was 14.4% and 2.1%, respectively.

(F) Combined results exclude $13 million of US Airways Group nonoperating other, net expense, which was eliminated in consolidation with AAG. This expense represented a non-cash mark-to-market fair value adjustment for US Airways Group’s 7.25% convertible senior notes that were convertible into shares of AAG common stock subsequent to the merger.

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

American Airlines Group Inc. (Formerly AMR Corporation)

Non-GAAP Combined Consolidated Statements of Operations

Reflects Combined Consolidated Results for AAG and US Airways Group, Inc.

(In millions, except share and per share amounts)

(Unaudited)

		12 Months Ended December 31, 2013
	12 Months Ended December 31, 2014	American Airlines Group	US Airways Group	Combined		Percent Change
	(A)		(B)	(C)		(D)
Operating revenues:
Mainline passenger	$30,802	$19,594	$9,673	$29,267		5.2
Regional passenger	6,322	2,927	3,348	6,275		0.8
Cargo	875	676	154	830		5.4
Other	4,651	2,615	1,432	4,047	(E)	14.9

Total operating revenues	42,650	25,812	14,607	40,419		5.5

Operating expenses:
Aircraft fuel and related taxes	10,592	7,628	3,481	11,109		(4.7)
Salaries, wages and benefits	8,508	5,276	2,611	7,887		7.9
Regional expenses:
Fuel	2,009	1,056	1,052	2,108		(4.7)
Other	4,507	2,056	2,253	4,309		4.6
Maintenance, materials and repairs	2,051	1,222	705	1,927		6.4
Other rent and landing fees	1,727	1,117	582	1,699		1.6
Aircraft rent	1,250	743	593	1,336		(6.4)
Selling expenses	1,544	1,128	480	1,608		(3.9)
Depreciation and amortization	1,295	830	302	1,132		14.3
Special items, net	800	282	415	697		14.8
Other	4,118	2,898	1,130	4,028		2.2

Total operating expenses	38,401	24,236	13,604	37,840		1.5

Operating income	4,249	1,576	1,003	2,579		64.8

Nonoperating income (expense):
Interest income	31	20	2	22		42.1
Interest expense, net	(887)	(836)	(348)	(1,184)		(25.1)
Other, net	(181)	(89)	(26)	(102	)(F)	78.4

Total nonoperating expense, net	(1,037)	(905)	(372)	(1,264)		(17.9)

Income before reorganization items, net	3,212	671	631	1,315		nm
Reorganization items, net	—	(2,655)	—	(2,655)		(100.0)

Income (loss) before income taxes	3,212	(1,984)	631	(1,340)		nm

Income tax provision (benefit)	330	(346)	239	(107)		nm

Net income (loss)	$2,882	$(1,638)	$392	$(1,233)		nm

Note: Percent change may not recalculate due to rounding.

(A) Reflects GAAP financial results for American Airlines Group Inc. (“AAG” or the “Company”). AAG (formerly AMR Corporation) is a holding company and its principal, wholly owned subsidiaries are American Airlines, Inc. (“American”) and, effective December 9, 2013 (the “effective date”), US Airways Group, Inc. (“US Airways Group”). US Airways Group became a subsidiary of AMR Corporation (“AMR”) as a result of a merger transaction. Also in connection with the merger, AMR changed its name to American Airlines Group Inc. Therefore, the results for the entire 2014 period include the results for US Airways Group.

(B) US Airways Group applied acquisition accounting as of December 9, 2013 and its statements of operations for the period from December 9 through December 31, 2013 reflected the related adjustments. As a result, in accordance with GAAP, US Airways Group’s consolidated financial statements after December 9, 2013 are deemed not comparable to its financial statements for any period prior to the merger. However, to provide a basis for comparison to current year results, US Airways Group has combined the results for the predecessor and successor 2013 periods. Management believes this presentation provides a more meaningful year over year comparison.

(C) Under GAAP, AAG does not include in its financial results the results of US Airways Group prior to closing of the merger. This impacts the comparability of AAG’s financial statements under GAAP to the 2014 period. This table presents the 2013 twelve month period results on a “combined basis.” Combined basis means the Company combines the financial results of AAG on a stand alone basis with the results of US Airways Group. Management believes this presentation provides a more meaningful year over year comparison. Please see GAAP to non-GAAP reconciliations.

(D) Percent change is a comparison of the combined results.

(E) Other revenues in the 2013 twelve month period includes a $31 million special credit related to a change in accounting method resulting from the modification of the Company’s AAdvantage miles agreement with Citibank. Excluding this special credit, the year over year increase in other revenues and total operating revenues was 15.8% and 5.6%, respectively.

(F) Combined results exclude $13 million of US Airways Group nonoperating other, net expense, which was eliminated in consolidation with AAG. This expense represented a non-cash mark-to-market fair value adjustment for US Airways Group’s 7.25% convertible senior notes that were convertible into shares of AAG common stock subsequent to the merger.

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

American Airlines Group Inc.

Combined Operating Statistics

(Unaudited)

	3 Months Ended December 31,				12 Months Ended December 31,
	2014	2013	Change		2014	2013	Change
		(A)				(A)
Mainline
Revenue passenger miles (millions)	46,522	46,889	(0.8)%		195,651	194,026	0.8%
Available seat miles (ASM) (millions)	57,840	57,009	1.5%		237,522	231,873	2.4%
Passenger load factor (percent)	80.4	82.2	(1.8	)pts	82.4	83.7	(1.3	)pts
Yield (cents)	15.56	15.27	1.9%		15.74	15.08	4.4%
Passenger revenue per ASM (cents)	12.51	12.56	(0.4)%		12.97	12.62	2.7%

Passenger enplanements (thousands)	35,305	35,239	0.2%		145,574	143,747	1.3%
Departures (thousands)	282	281	0.4%		1,144	1,140	0.3%
Aircraft at end of period	983	970	1.3%		983	970	1.3%

Block hours (thousands)	858	846	1.4%		3,514	3,454	1.7%
Average stage length (miles)	1,187	1,182	0.4%		1,205	1,190	1.3%
Fuel consumption (gallons in millions)	881	882	(0.1)%		3,644	3,608	1.0%
Average aircraft fuel price including related taxes (dollars per gallon)	2.52	3.06	(17.5)%		2.91	3.08	(5.6)%
Full-time equivalent employees at end of period	94,400	91,500	3.2%		94,400	91,500	3.2%

Operating cost per ASM (cents)	13.32	14.17	(6.1)%		13.42	13.55	(0.9)%
Operating cost per ASM excluding special items (cents)	12.51	13.30	(5.9)%		13.09	13.25	(1.2)%
Operating cost per ASM excluding special items and fuel (cents)	8.67	8.57	1.1%		8.63	8.46	2.0%

Regional (B)
Revenue passenger miles (millions)	5,618	5,367	4.7%		22,219	21,515	3.3%
Available seat miles (millions)	7,213	6,948	3.8%		28,135	28,041	0.3%
Passenger load factor (percent)	77.9	77.2	0.7	pts	79.0	76.7	2.3	pts
Yield (cents)	27.48	29.11	(5.6)%		28.46	29.17	(2.4)%
Passenger revenue per ASM (cents)	21.40	22.48	(4.8)%		22.47	22.38	0.4%

Passenger enplanements (thousands)	13,021	12,471	4.4%		51,766	49,993	3.5%
Aircraft at end of period	566	558	1.4%		566	558	1.4%
Fuel consumption (gallons in millions)	174	170	2.4%		688	687	0.1%
Average aircraft fuel price including related taxes (dollars per gallon)	2.51	3.04	(17.4)%		2.92	3.07	(4.7)%
Full-time equivalent employees at end of period (C)	18,900	18,200	3.8%		18,900	18,200	3.8%

Operating cost per ASM (cents)	22.15	23.24	(4.7)%		23.16	22.88	1.2%
Operating cost per ASM excluding special items (cents)	21.93	23.17	(5.4)%		23.08	22.90	0.8%
Operating cost per ASM excluding special items and fuel (cents)	15.87	15.73	0.9%		15.94	15.38	3.6%

Total Mainline & Regional
Revenue passenger miles (millions)	52,140	52,256	(0.2)%		217,870	215,541	1.1%
Available seat miles (millions)	65,053	63,957	1.7%		265,657	259,914	2.2%
Cargo ton miles (millions)	611	598	2.3%		2,333	2,198	6.1%
Passenger load factor (percent)	80.1	81.7	(1.6	)pts	82.0	82.9	(0.9	)pts
Yield (cents)	16.84	16.69	0.9%		17.04	16.49	3.3%
Passenger revenue per ASM (cents)	13.50	13.64	(1.0)%		13.97	13.67	2.2%
Total revenue per ASM (cents) (D)	15.62	15.56	0.4%		16.05	15.54	3.3%
Cargo yield per ton mile (cents)	37.95	38.07	(0.3)%		37.50	37.74	(0.6)%

Passenger enplanements (thousands)	48,326	47,710	1.3%		197,340	193,740	1.9%
Aircraft at end of period	1,549	1,528	1.4%		1,549	1,528	1.4%
Fuel consumption (gallons in millions)	1,055	1,052	0.3%		4,332	4,295	0.9%
Average aircraft fuel price including related taxes (dollars per gallon)	2.52	3.06	(17.5)%		2.91	3.08	(5.5)%
Full-time equivalent employees at end of period (C)	113,300	109,700	3.3%		113,300	109,700	3.3%

Operating cost per ASM (cents)	14.30	15.16	(5.7)%		14.45	14.56	(0.7)%
Operating cost per ASM excluding special items (cents)	13.56	14.37	(5.7)%		14.14	14.29	(1.0)%
Operating cost per ASM excluding special items and fuel (cents)	9.47	9.35	1.3%		9.40	9.21	2.1%

(A) Represents the combined historical operating statistics of American and US Airways.

(B) Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(C) Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.

(D) Total operating revenues in the 2013 three and twelve month periods excludes a $31 million special credit recorded to other revenues related to a change in accounting method resulting from the modification of the Company’s AAdvantage miles agreement with Citibank.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

American Airlines Group Inc.

Combined Mainline Revenue Statistics by Region

(Unaudited)

	3 Months Ended December 31,				12 Months Ended December 30,
	2014	2013	Change		2014	2013	Change
		(A)				(A)
Domestic
Revenue passenger miles (millions)	30,591	30,397	0.6%		125,916	124,276	1.3%
Available seat miles (ASM) (millions)	37,008	36,327	1.9%		148,083	146,224	1.3%
Passenger load factor (percent)	82.7	83.7	(1.0	)pts	85.0	85.0	—	pts
Yield (cents)	15.88	15.15	4.8%		15.89	14.94	6.3%
Passenger revenue per ASM (cents)	13.12	12.67	3.6%		13.51	12.70	6.4%

Latin America
Revenue passenger miles (millions)	7,477	7,880	(5.1)%		32,093	32,181	(0.3)%
Available seat miles (ASM) (millions)	9,742	9,959	(2.2)%		41,581	40,081	3.7%
Passenger load factor (percent)	76.8	79.1	(2.3	)pts	77.2	80.3	(3.1	)pts
Yield (cents)	16.47	18.02	(8.6)%		16.76	17.26	(2.9)%
Passenger revenue per ASM (cents)	12.64	14.25	(11.3)%		12.94	13.86	(6.7)%

Atlantic
Revenue passenger miles (millions)	6,245	6,749	(7.5)%		29,306	29,685	(1.3)%
Available seat miles (ASM) (millions)	8,233	8,390	(1.9)%		37,573	35,967	4.5%
Passenger load factor (percent)	75.9	80.4	(4.5	)pts	78.0	82.5	(4.5	)pts
Yield (cents)	14.14	13.57	4.2%		14.89	14.16	5.2%
Passenger revenue per ASM (cents)	10.73	10.91	(1.7)%		11.61	11.68	(0.6)%

Pacific
Revenue passenger miles (millions)	2,209	1,863	18.6%		8,335	7,883	5.7%
Available seat miles (ASM) (millions)	2,858	2,332	22.6%		10,285	9,601	7.1%
Passenger load factor (percent)	77.3	79.9	(2.6	)pts	81.0	82.1	(1.1	)pts
Yield (cents)	12.09	11.83	2.1%		12.66	11.89	6.4%
Passenger revenue per ASM (cents)	9.34	9.45	(1.2)%		10.26	9.77	5.0%

Total International
Revenue passenger miles (millions)	15,931	16,492	(3.4)%		69,734	69,749	—%
Available seat miles (ASM) (millions)	20,833	20,681	0.7%		89,439	85,649	4.4%
Passenger load factor (percent)	76.5	79.7	(3.2	)pts	78.0	81.4	(3.4	)pts
Yield (cents)	14.95	15.50	(3.5)%		15.48	15.33	1.0%
Passenger revenue per ASM (cents)	11.43	12.36	(7.5)%		12.07	12.49	(3.3)%

(A) Represents the combined historical mainline revenue statistics by region of American and US Airways.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

American Airlines Group Inc. (the “Company”) is providing the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and regional CASM excluding fuel is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and regional CASM excluding special items and fuel to evaluate the Company’s operating performance.

American Airlines Group Inc. Combined (1)

	3 Months Ended December 31,		Percent Change	12 Months Ended December 31,		Percent Change
	2014	2013		2014	2013
Reconciliation of Income Before Income Taxes Excluding Special Items	(In millions, except per share amounts)			(In millions, except per share amounts)
Income (loss) before income taxes as reported	$567	$(2,219)		$3,212	$(1,340)
Special items:
Other revenue special item, net (2)	—	(31)		—	(31)
Special items, net (3)	466	497		800	697
Regional operating special items, net (4)	16	5		24	(4)
Nonoperating special items, net (5)	31	21		132	218
Reorganization items, net (6)	—	2,220		—	2,655

Income before income taxes as adjusted for special items	$1,080	$493	119%	$4,168	$2,195	90%

	3 Months Ended December 31,			12 Months Ended December 31,
Calculation of Operating Revenues and Pre-Tax Margin Excluding Special Items	2014	2013		2014	2013
Income before income taxes as adjusted for special items	$1,080	$493		$4,168	$2,195
Total operating revenues	$10,160	$9,983		$42,650	$40,419
Other revenue special item, net (2)	—	(31)		—	(31)

Total operating revenues as adjusted for special items	$10,160	$9,952	2.1%	$42,650	$40,388	5.6%
Pre-tax margin excluding special items	10.6%	4.9%		9.8%	5.4%

	3 Months Ended December 31,		Percent Change	12 Months Ended December 31,		Percent Change
Reconciliation of Net Income Excluding Special Items	2014	2013		2014	2013
Net income (loss) as reported	$597	$(1,947)		$2,882	$(1,233)
Special items:
Other revenue special item, net (2)	—	(31)		—	(31)
Special items, net (3)	466	497		800	697
Regional operating special items, net (4)	16	5		24	(4)
Nonoperating special items, net (5)	31	21		132	218
Reorganization items, net (6)	—	2,220		—	2,655
Non-cash income tax provision (benefit) (7)	(6)	(324)		346	(324)
Net tax effect of special items	—	(5)		—	(29)

Net income as adjusted for special items	$1,104	$436	153%	$4,184	$1,949	115%

Reconciliation of Basic and Diluted Earnings Per Share As Adjusted for Special Items	3 Months Ended December 31, 2014			12 Months Ended December 31, 2014
Net income as adjusted for special items	$1,104			$4,184
Shares used for computation (in thousands):
Basic	706,185			717,456

Diluted	724,767			734,016

Earnings per share as adjusted for special items:
Basic	$1.56			$5.83

Diluted	$1.52			$5.70

	3 Months Ended December 31,		Percent Change	12 Months Ended December 31,		Percent Change
Reconciliation of Operating Income Excluding Special Items	2014	2013		2014	2013
Operating income as reported	$860	$288		$4,249	$2,579
Special items:
Other revenue special item, net (2)	—	(31)		—	(31)
Special items, net (3)	466	497		800	697
Regional operating special items, net (4)	16	5		24	(4)

Operating income as adjusted for special items	$1,342	$759	77%	$5,073	$3,241	57%

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Mainline only	3 Months Ended December 31,		12 Months Ended December 31,
	2014	2013	2014	2013
	(in millions)		(in millions)
Total operating expenses	$9,300	$9,695	$38,401	$37,840

Less regional expenses:
Fuel	(437)	(517)	(2,009)	(2,108)
Other	(1,161)	(1,098)	(4,507)	(4,309)

Total mainline operating expenses	7,702	8,080	31,885	31,423

Special items, net (3)	(466)	(497)	(800)	(697)

Mainline operating expenses, excluding special items	7,236	7,583	31,085	30,726

Aircraft fuel and related taxes	(2,222)	(2,697)	(10,592)	(11,109)

Mainline operating expenses, excluding special items and fuel	$5,014	$4,886	$20,493	$19,617

	(in cents)		(in cents)
Mainline operating expenses per ASM	13.32	14.17	13.42	13.55

Special items, net per ASM (3)	(0.81)	(0.87)	(0.34)	(0.30)

Mainline operating expenses per ASM, excluding special items	12.51	13.30	13.09	13.25

Aircraft fuel and related taxes per ASM	(3.84)	(4.73)	(4.46)	(4.79)

Mainline operating expenses per ASM, excluding special items and fuel	8.67	8.57	8.63	8.46

Note: Amounts may not recalculate due to rounding.

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Regional only	3 Months Ended December 31,		12 Months Ended December 31,
	2014	2013	2014	2013
	(in millions)		(in millions)
Total regional operating expenses	$1,598	$1,615	$6,516	$6,417

Regional operating special items, net (4)	(16)	(5)	(24)	4

Regional operating expenses, excluding special items	1,582	1,610	6,492	6,421

Aircraft fuel and related taxes	(437)	(517)	(2,009)	(2,108)

Regional operating expenses, excluding special items and fuel	$1,145	$1,093	$4,483	$4,313

	(in cents)		(in cents)
Regional operating expenses per ASM	22.15	23.24	23.16	22.88

Regional operating special items, net per ASM (4)	(0.23)	(0.07)	(0.08)	0.02

Regional operating expenses per ASM, excluding special items	21.93	23.17	23.08	22.90

Aircraft fuel and related taxes per ASM	(6.06)	(7.44)	(7.14)	(7.52)

Regional operating expenses per ASM, excluding special items and fuel	15.87	15.73	15.94	15.38

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Total Mainline and Regional	3 Months Ended December 31,		12 Months Ended December 31,
	2014	2013	2014	2013
	(in millions)		(in millions)
Total operating expenses	$9,300	$9,695	$38,401	$37,840

Special items:
Special items, net (3)	(466)	(497)	(800)	(697)
Regional operating special items, net (4)	(16)	(5)	(24)	4

Total operating expenses, excluding special items	8,818	9,193	37,577	37,147

Fuel:
Aircraft fuel and related taxes - mainline	(2,222)	(2,697)	(10,592)	(11,109)
Aircraft fuel and related taxes - regional	(437)	(517)	(2,009)	(2,108)

Total operating expenses, excluding special items and fuel	$6,159	$5,979	$24,976	$23,930

	(in cents)		(in cents)
Total operating expenses per ASM	14.30	15.16	14.45	14.56

Special items per ASM:
Special items, net (3)	(0.72)	(0.78)	(0.30)	(0.27)
Regional operating special items, net (4)	(0.03)	(0.01)	(0.01)	—

Total operating expenses per ASM, excluding special items	13.56	14.37	14.14	14.29

Fuel per ASM:
Aircraft fuel and related taxes - mainline	(3.42)	(4.22)	(3.99)	(4.27)
Aircraft fuel and related taxes - regional	(0.67)	(0.81)	(0.76)	(0.81)

Total operating expenses per ASM, excluding special items and fuel	9.47	9.35	9.40	9.21

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

(1)	As noted on the American Airlines Group Combined non-GAAP income statement, these tables present the 2013 fourth quarter and twelve month periods’ results on a “combined basis.” Combined basis means the Company combines the financial results of American Airlines Group on a stand alone basis with the results of US Airways Group for periods prior to closing of the merger. Management believes this presentation provides a more meaningful period over period comparison.

(2)	The 2013 fourth quarter and twelve month periods included a special credit to other revenues related to a change in accounting method resulting from the modification of the Company’s AAdvantage miles agreement with Citibank.

(3)	The 2014 fourth quarter mainline operating special items totaled a net charge of $466 million, which principally included $280 million of merger integration expenses related to information technology, alignment of labor union contracts, professional fees, severance and retention, share-based compensation, fleet restructuring, re-branding of aircraft and airport facilities, relocation and training. In addition, the Company recorded a net $116 million charge for bankruptcy related items principally consisting of fair value adjustments for bankruptcy settlement obligations as well as a $70 million charge related primarily to certain spare parts asset impairments. The 2014 twelve month period mainline operating special items totaled a net charge of $800 million, which principally included $810 million of merger integration expenses as described above. In addition, the Company recorded a net charge of $81 million for bankruptcy related items as described above, $164 million in other special charges, including an $81 million charge to revise prior estimates of certain aircraft residual values, and other asset impairments, as well as $54 million in charges primarily relating to the buyout of certain aircraft leases. These charges were offset in part by a $309 million gain on the sale of slots at Ronald Reagan Washington National Airport.

The 2013 fourth quarter mainline special items totaled a net charge of $497 million, which principally included $424 million of merger related expenses related to the alignment of labor union contracts, professional fees, severance, share-based compensation and fees for US Airways to exit the Star Alliance and its codeshare agreement with United Airlines. In addition, the Company recorded a $107 million charge related to its pilot long-term disability obligation and a $33 million aircraft impairment charge. These charges were offset in part by a $67 million gain on the sale of slots at LaGuardia Airport. The 2013 twelve month period mainline special items totaled a net charge of $697 million, which consisted of the charges and gain discussed above as well as an additional $157 million in merger related expenses and a $43 million charge for workers’ compensation claims.

(4)	The 2014 fourth quarter regional operating special items totaled a net charge of $16 million, which principally included a $24 million charge due to a new pilot labor contract at the Company’s Envoy regional subsidiary, offset in part by an $8 million gain on the sale of certain spare parts. The 2014 twelve month period regional operating special items totaled a net charge of $24 million, which consisted primarily of the above charge and gain as well as $7 million of merger integration expenses.

The 2013 fourth quarter regional operating special items primarily consisted of merger related expenses. The 2013 twelve month period regional operating special items primarily consisted of a credit due to a favorable arbitration ruling related to a vendor contract, offset in part by merger related expenses.

(5)	The 2014 fourth quarter nonoperating special items totaled a net charge of $31 million. As of December 31, 2014, approximately $656 million of the Company’s unrestricted cash and short-term investment balance was held in Venezuelan bolivars. This balance includes approximately $621 million valued at 6.3 bolivars and approximately $35 million valued at 12.0 bolivars, with the rate depending on the date the Company submitted its repatriation request to the Venezuelan government. These rates are materially more favorable than the exchange rates currently prevailing for other transactions conducted outside of the Venezuelan government’s currency exchange system. The Company’s cash balance held in Venezuelan bolivars decreased $65 million from the September 30, 2014 balance of $721 million. In the fourth quarter of 2014, the Company incurred an $11 million foreign currency loss related to the receipt of $23 million at a rate of 6.3 bolivars to the dollar for one of its 2012 repatriation requests originally valued at a rate of 4.3 bolivars to the dollar. Accordingly, the Company revalued its remaining pending 2012 repatriation requests from 4.3 to 6.3 bolivars to the dollar resulting in additional foreign currency losses of $19 million. In total, the Company recognized a $30 million special charge for these foreign currency losses in the fourth quarter of 2014. The Company has significantly reduced capacity in this market. The Company is continuing to work with Venezuelan authorities regarding the timing and exchange rate applicable to the repatriation of funds held in local currency. The Company is monitoring this situation closely and continues to evaluate its holdings of Venezuelan bolivars for additional foreign currency losses, which could be material. The 2014 twelve month period nonoperating special items totaled a net charge of $132 million, which primarily included the Venezuelan currency loss described above as well as $56 million of early debt extinguishment costs related to the prepayment of 7.50% senior secured notes and other indebtedness and $33 million of non-cash interest accretion on the bankruptcy settlement obligations.

The 2013 fourth quarter nonoperating special items totaled $21 million primarily related to interest charges to recognize post-petition interest expense on unsecured obligations pursuant to the Company’s Fourth Amended Joint Chapter 11 Plan of Reorganization (the “Plan”). The 2013 twelve month period nonoperating special items totaled a net charge of $218 million, which principally included interest charges of $138 million to recognize post-petition interest expense as described above as well as $110 million in charges primarily related to debt extinguishment costs incurred in connection with the repayment of high-interest aircraft financings and in connection with conversions of the 7.25% convertible senior notes. These charges were offset in part by a $30 million credit in connection with an award received in an arbitration related to previous investments in auction rate securities.

(6)	In the 2013 fourth quarter and twelve month periods, the Company recognized reorganization expenses as a result of the filing of voluntary petitions for relief under Chapter 11. These amounts consisted primarily of estimated allowed claim amounts and professional fees.

(7)	During the 2014 fourth quarter, the Company recorded a special $6 million non-cash deferred income tax benefit related to certain indefinite-lived intangible assets. During the 2014 twelve month period, the Company sold its portfolio of fuel hedging contracts that were scheduled to settle on or after June 30, 2014. In connection with this sale, the Company recorded a special non-cash tax provision of $330 million in the second quarter of 2014 that reversed the non-cash tax provision which was recorded in Other Comprehensive Income (“OCI”), a subset of stockholders’ equity, principally in 2009. This provision represents the tax effect associated with gains recorded in OCI principally in 2009 due to a net increase in the fair value of the Company’s fuel hedging contracts. In accordance with GAAP, the Company retained the $330 million tax provision in OCI until the last contract was settled or terminated. In addition, the 2014 twelve month period included a special $16 million non-cash deferred income tax provision related to certain indefinite-lived intangible assets.

The 2013 fourth quarter and twelve month period included a $324 million of net special income tax provision, which included a $538 million non-cash income tax benefit resulting from gains recorded in Other Comprehensive Income, offset in part by a $214 million non-cash deferred income tax charge related to certain indefinite-lived intangible assets.

American Airlines Group Reports Fourth Quarter Results

January 27, 2015

American Airlines Group Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31, 2014	December 31, 2013
Assets

Current assets
Cash	$994	$1,140
Short-term investments	6,309	8,111
Restricted cash and short-term investments	774	1,035
Accounts receivable, net	1,771	1,560
Aircraft fuel, spare parts and supplies, net	1,004	1,012
Prepaid expenses and other	1,260	1,465

Total current assets	12,112	14,323

Operating property and equipment
Flight equipment	28,213	23,730
Ground property and equipment	5,900	5,585
Equipment purchase deposits	1,230	1,077

Total property and equipment, at cost	35,343	30,392
Less accumulated depreciation and amortization	(12,259)	(11,133)

Total property and equipment, net	23,084	19,259

Other assets
Goodwill	4,091	4,086
Intangibles, net	2,240	2,311
Other assets	2,244	2,299

Total other assets	8,575	8,696

Total assets	$43,771	$42,278

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Current maturities of long-term debt and capital leases	$1,708	$1,446
Accounts payable	1,377	1,368
Accrued salaries and wages	1,194	1,143
Air traffic liability	4,252	4,380
Frequent flyer liability	2,807	3,005
Other accrued liabilities	2,113	2,464

Total current liabilities	13,451	13,806

Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	16,196	15,353
Pension and postretirement benefits	7,548	5,828
Deferred gains and credits, net	829	935
Mandatorily convertible preferred stock and other bankruptcy settlement obligations	325	5,928
Other liabilities	3,403	3,159

Total noncurrent liabilities	28,301	31,203

Stockholders’ equity (deficit)
Common stock	7	5
Additional paid-in capital	15,135	10,592
Accumulated other comprehensive loss	(4,561)	(2,032)
Accumulated deficit	(8,562)	(11,296)

Total stockholders’ equity (deficit)	2,019	(2,731)

Total liabilities and stockholders’ equity (deficit)	$43,771	$42,278